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                                                               Exhibit 10(qq)

                      MARKETING AND DISTRIBUTION AGREEMENT

      THIS MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement") between BAXTER HEALTHCARE CORPORATION, a Delaware corporation ("Baxter"), ALLIANCE PHARMACEUTICAL CORP., a New York corporation ("Alliance"), and PFC THERAPEUTICS, LLC, a Delaware limited liability company ("PFC"), is effective as of May 19, 2000 ("Effective Date").

                                    RECITALS

      WHEREAS, PFC has an exclusive license to technical know-how, patent applications and patents relating to the manufacture, composition and use of certain products capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including perflubron-based emulsion;

      WHEREAS, Baxter and its Affiliates have substantial knowledge and expertise in the marketing and distribution of healthcare products; and

      WHEREAS, Baxter and PFC are interested in the distribution and commercialization of the Product, as hereinafter defined.

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Affiliate shall mean any entity controlling, controlled by, or under common control with a person or other entity. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity or through the ownership of at least 40% of the voting securities of a person or entity.

      Alliance means Alliance Pharmaceutical Corp. and its Affiliates.

      Alliance Manufacturing and Supplier Agreement shall mean the Alliance Manufacturing and Supplier Agreement dated as of May 19, 2000, between Alliance and PFC, pursuant to which Alliance may manufacture and sell to PFC the Product.

      Baxter means Baxter Healthcare Corporation and its Affiliates.

      Baxter Distribution Agreements means exclusive or preferred distribution agreements between Baxter and third parties in the Territory.

      Baxter Manufacturing and Supplier Agreement shall mean the Baxter Manufacturing and Supplier Agreement dated as of May 19, 2000, between Baxter and PFC, pursuant to which Baxter may manufacture and sell to PFC the Product.

* indicates confidential information which has been omitted and filed separately with The Securities and Exchange Commission.

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      Competitive Product means a pharmaceutical product which has obtained
Regulatory Approval similar to the Product for temporary augmentation of oxygen delivery in surgical patients and reducing/avoiding allogeneic blood transfusions.

      First Commercial Sale shall mean the first sale to a third party of the Product anywhere in the world under the approval of appropriate governmental agencies (if any) for distribution and sale of such Product.

      JDC means the Joint Development Committee created pursuant to the Operating Agreement.

      Management Board means the Management Board created pursuant to the Operating Agreement.

      Medical Liaison Representatives means individuals retained by Baxter in accordance with Section 2.7 hereunder.

      Operating Agreement means the Limited Liability Company Operating Agreement of PFC Therapeutics, LLC dated May 17, 2000 between Alliance and Baxter.

      Product means all injectable perfluorchemical emulsions capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including therapeutic and diagnostic, which have been evaluated, developed and/or acquired prior to this Agreement or will be evaluated, developed and/or acquired during this Agreement, to the extent owned by, licensed to or controlled by PFC or Alliance.

      Regulatory Approval means (1) in the United States, approval from the FDA for marketing and promotion of the Product, or (2) outside of the United States, an analogous order by a non-U.S. governmental agency which requires regulatory approval prior to marketing and promotion of the Product in such non-U.S. country.

      Subdistributors means dealers or other third parties in the Territory appointed by Baxter during the term of this Agreement to distribute, market and sell the Product in the Territory.

      Territory shall have the meaning ascribed to it in Section 1.18 of the License Agreement dated May 19, 2000, between Alliance and PFC.

                                   ARTICLE II
                     MARKETING AND DISTRIBUTION OF PRODUCTS

      2.1 Commercialization.

            Territory. PFC hereby grants to Baxter an exclusive right to promote, market, distribute and sell the Product for any approved clinical use, including all future approved uses, in the Territory.


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      2.2   Standard.

            (a) Baxter shall promote, market, distribute and sell the Product in the Territory, provided, however, that Baxter shall not be held to "best efforts" as construed by judicial precedent under the Uniform Commercial Code, but rather shall use reasonable efforts to commercialize the Product. To that effect, Baxter shall maintain and utilize a competent and adequate staff, organization and facilities to satisfy its obligations under this Agreement.

            (b) In any country in the Territory where Baxter has a Competitive Product that directly competes with the Product, Baxter shall not unreasonably prefer such Competitive Product over the Product (an "Undue Preference"). An Undue Preference shall be determined by reference to the standards and practices that a third party not owning or controlling such a Competitive Product would reasonably take in a competitive market to market such Competitive Product.

            (c) In the event that PFC believes that Baxter is giving a material Undue Preference to a Competitive Product owned or controlled by Baxter, it shall notify Baxter in writing of the circumstances underlying such belief. The parties thereafter shall meet and confer and attempt to settle any disagreements. If after such meetings there remains disagreement, the parties shall submit the matter to the dispute resolution procedures set forth in
Section 3.2 hereof.

      2.3 Training. Alliance, if requested by Baxter, shall make its personnel reasonably available for orientation and training of Baxter's personnel with respect to selling, handling and storing the Product. Each party shall bear its own respective costs and expenses for orientation and training; provided, however, that PFC will be responsible for paying all reasonable expenses incurred by an Alliance employee who is relocated to another location for an extended period of time in conjunction with such orientation and training.

      2.4 Books and Records. Baxter shall make available to PFC all records and information prepared by Baxter relating solely to the Product or products sold as a unit or package with the Product, which are reasonably required to determine compliance with the terms of this Agreement, including, but not limited to, full and accurate books of account showing the amounts of the Product sold hereunder and the prices paid therefor. PFC has the right to inspect the facilities of Baxter or a Subdistributor and to audit the books and records described in this Section 2.4.

      2.5   Affiliate and Third Party Distributors.

            (a) Baxter shall be entitled to designate Subdistributors in the Territory during the term of this Agreement to distribute, market and sell the Product in the Territory, provided that each such Subdistributor is either (i) an Affiliate of Baxter, (ii) party to a Baxter Distribution Agreement, or (iii) approved by PFC in writing prior to being engaged by Baxter, which approval shall not unreasonably be conditioned, delayed or denied.

            (b) Baxter shall require each non-Affiliate Subdistributor to agree in writing to be bound, and represents and warrants that each of its Affiliates performing distribution functions under this Agreement will be bound, by and subject to the duties and obligations of Baxter under this Agreement insofar as such duties and obligations relate to the activities of


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Subdistributor in the Territory, and agrees that the rights of Subdistributor shall terminate and be of no force and effect upon termination of this Agreement. Baxter shall be fully responsible for and liable to PFC with respect to the activities of any Subdistributor with respect to the Products and the Agreement.

            (c) Baxter shall expressly include in its agreements with non-Affiliate Subdistributors provisions which prohibit such Subdistributor from
(i) actively distributing, marketing, selling, exporting or supplying the Product outside of the Territory, (ii) advertising or conducting any promotional or marketing activities with respect to the Product outside of the Territory, and (iii) manufacturing the Product for distribution outside of the Territory.

      2.6 Meetings Concerning Marketing. The JDC shall discuss marketing strategies in order to optimize customer acceptance and effective promotion of the Product. All final plans, strategies and decisions regarding Product marketing, distribution and pricing shall be made by Baxter; however, Baxter shall take into consideration the JDC's recommendations to improve market development.

      2.7 Medical Liaison Representatives. Until the third anniversary of the Initial Payment Date as defined in Section 2.8 below, Baxter shall provide a reasonable number of Medical Liaison Representatives whose primary responsibility to Baxter shall be market development and promotion of the Product in the United States. Such Medical Liaison Representatives shall be considered representatives of Baxter, and shall not be employees of PFC or Alliance. Baxter shall be responsible for paying any employment-related taxes and expenses associated with such Medical Liaison Representatives. Medical Liaison Representatives may engage in activities designed to support the market development of the Product, such as advising and assisting in the development and implementation of programs for medical school faculty, hospital residents, transfusion committees, anesthesia departments and professional medical societies. Baxter shall consider retaining Medical Liaison Representatives for other countries within the Territory if appropriate.

      2.8 Baxter Market Development Fee. PFC shall make a payment to Baxter of
(i) * within thirty (30) days following the First Commercial Sale of the Product in the Territory (the "Initial Payment Date"), (ii) * on the first anniversary of the Initial Payment Date and (iii) * on the second anniversary of the Initial Payment Date. If PFC does not have funds available to make such payment, any short-fall shall be accrued and paid as soon as the Company has sufficient funds. The payments provided for in this Section 2.8 constitute a market development fee and do not in any way constitute a minimum market development spending obligation by Baxter.

      2.9 Remedies for Baxter's Failure to Perform. In the event that Baxter or a Subdistributor fails to purchase and sell or otherwise distribute the Product in accordance with its obligations under this Article II, PFC's sole and exclusive recourse shall be the remedies set forth in Section 3.2 below.

                                   ARTICLE III
                              TERM AND TERMINATION

      3.1 Term. This Agreement shall take effect as of the date first written above and shall continue in force until termination of the Operating Agreement.


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      3.2 Rights In Event of Failure to Perform Under Article II.

            If Baxter fails to perform its material obligations under Article II, PFC shall have the following rights:

            (a) First, PFC must provide written notice to Baxter setting forth the reasons why it believes Baxter has failed to perform, and Baxter shall have sixty (60) days from the date of such notice to rectify the failure.

            (b) Second, if such failure is not corrected or if Baxter disagrees that a failure has occurred, PFC and Baxter shall submit the dispute to the resolution mechanism provided by the Operating Agreement.

            (c) Third, if it is determined through the dispute resolution mechanism that Baxter failed to perform its material obligations under Article II of this Agreement, the exclusive license granted to Baxter hereunder shall become nonexclusive and Alliance shall be entitled to market, distribute and sell the Product in the Territory directly or through distributors other than Baxter. The remedies afforded in this Section 3.2 are the sole remedies for Baxter's failure to perform its distribution obligations.

                                   ARTICLE IV
                                   TRADEMARKS

      4.1 Rights Regarding Product Trademark. Baxter shall have the exclusive right, but no obligation, to use the name and mark (or successor name and mark) selected by Baxter in a prominent manner on packaging, literature and promotional material and advertising for the Product. Baxter is under no obligation to obtain the approval of PFC prior to selecting or using the name and mark. If Baxter's rights hereunder become nonexclusive pursuant to Section 3.2(c) above, Baxter shall grant to Alliance a nonexclusive license to use the name and mark for the Product on reasonable and customary terms.

      4.2 Baxter's Rights. PFC and Alliance hereby acknowledge that they do not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, trademark, tradename, copyright, patent or other intellectual property of Baxter, nor in any of Baxter's trademarks or tradenames appearing on the label or packaging materials of the Product. PFC agrees to do nothing by act or omission which would impair Baxter's or its Affiliates' rights, ownership and title in the aforementioned.


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                                    ARTICLE V
                                 CONFIDENTIALITY

      5.1 Nondisclosure. Baxter and PFC realize that some information received by one party from the other pursuant to this Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing, or reduced to writing within thirty (30) days of the date of disclosure, and designated as "Confidential," shall not during or for a period of five (5) years after the term of this Agreement be (i) disclosed by the receiving party to any third party, except to the extent that (A) such third party is an employee, agent, representative or consultant for or to Baxter, Alliance, PFC or their Affiliates or is contemplating investing in PFC or Alliance, (B) such third party has agreed in writing to abide to these confidentiality obligations and (C) such third party has a need to know such information in order for the parties to perform their obligations under this Agreement, or (ii) used by the receiving party for purposes other than those contemplated by this Agreement.

      5.2 Permitted Disclosure. Nothing in this Agreement shall prevent the receiving party from disclosing any such information: (i) which is or becomes publicly known through no fault of the receiving party; (ii) which the receiving party rightfully had in its possession prior to the disclosure to the receiving party, or is independently developed by the receiving party, in either case as evidenced by written documentation; (iii) which the receiving party lawfully obtained without restriction from a third party with no secrecy or confidentiality obligation to the disclosing party; (iv) which is approved in writing by the disclosing party for disclosure by the receiving party; or (v) which is disclosed pursuant to court order or as otherwise compelled by law.

                                   ARTICLE VI
                                DELIVERY/PAYMENT

      6.1 Delivery. PFC shall deliver the Product FCA the destinations specified in orders placed by Baxter or its Affiliates. Unless otherwise agreed to in writing, Baxter shall pay all normal freight charges and any customs duties, foreign, provincial, state or other sales tax, federal goods and services tax or any other sales, use, inventory, delivery, value added or like taxes of any federal, provincial, state or local government, however imposed.

      6.2 Payment. Any purchases of the Product by Baxter from PFC shall be at the prices set forth in Exhibit CC to this Agreement. The prices set forth in Exhibit CC may be increased or decreased from time to time by mutual written agreement of the parties; provided that any such transfer or unit price adjustment shall reference this Agreement. Except to the extent otherwise agreed to by the parties, payment of invoiced amounts shall be due within ninety (90) days of the date PFC's invoice is received by Baxter. Payment shall be made by check or wire transfer to an account designated by PFC. All payments due hereunder but not paid by Baxter on the due date thereof shall bear interest at the monthly rate which is the lesser of: (i) one and one half percent (1-1/2%) of the amount due; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue at such rate on a monthly basis on the balance


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of unpaid amounts outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

                                   ARTICLE VII
                                  MISCELLANEOUS

      7.1 Assignability. Except as specifically provided by this Agreement, this Agreement, or any of the rights or obligations created herein, may not be assigned, in whole or in part, by either party without the written consent of the other party; provided, however, that Baxter may freely assign its rights and obligations hereunder to its Affiliates and successors in interest.

      7.2 Force Majeure. If either party fails to fulfill its obligations hereunder (other than payment obligations) when such failure is due to a cause beyond its control, including an act of nature, or other action such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining government approvals, embargoes, then said failure shall be excused for the duration of said event.

      7.3 Notice. Any notice or communication required or permitted to be given by either party hereunder shall be in writing, and shall be telefaxed, delivered by messenger or air courier, or mailed by registered or certified mail, and addressed to the party to whom notice is given as follows:

          If to PFC:       Baxter Healthcare Corporation
                           Route 120 & Wilson Road
                           Round Lake, IL  60073
                           Attention: General Manager, Global Anesthesia
                           Facsimile: (847) 270-2016

          If to Alliance:  Alliance Pharmaceutical Corp.
                           6175 Lusk Boulevard
                           San Diego, CA  92121
                           Attention: Theodore D. Roth
                                      President and Chief Operating Officer
                                      Lloyd A. Rowland
                                      Vice President and General Counsel
                                      Facsimile: (858) 410-5306

           with a copy to: Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, NY  10038
                           Attention: Melvin Epstein, Esq.
                           Facsimile: (212) 806-6006


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          If to Baxter:    Baxter Healthcare Corporation
                           Route 120 & Wilson Road
                           Round Lake, IL  60073
                           Attention: General Manager, Global Anesthesia
                           Facsimile: (847) 270-2016

          with a copy to:  Baxter Healthcare Corporation
                           One Baxter Parkway
                           Deerfield, IL  60015
                           Attention: General Counsel
                           Facsimile: (847) 948-2450

          with a copy to:  Gibson, Dunn & Crutcher LLP
                           4 Park Plaza, Suite 1700
                           Irvine, CA  92614-8557
                           Attention: Thomas D. Magill, Esq.
                           Facsimile: (949) 451-4220

      7.4 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Illinois, excluding its conflicts of laws principles.

      7.5 Complete Agreement. As of the Effective Date, this Agreement and the other agreements mentioned herein represent the entire agreement between the parties hereto with respect to the subject matter hereof. There are no understandings, representations or warranties of any kind except as expressly set forth herein.

      7.6 Severability. If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

      7.7 Modification. Any modification of this agreement shall be in writing and shall be signed by both Baxter and PFC. Any attempt to modify this Agreement orally or in writing not executed by all parties hereto shall be void.

      7.8 Survival. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Article V shall survive the termination or expiration of this Agreement, as the case may be.

      7.9 Headings. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

      7.10 Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

      7.11 Relationship of the Parties. The parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any


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contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

                             [Signatures to follow.]


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      IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    PFC Therapeutics, LLC

                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________


                                    Alliance Pharmaceutical Corp.

                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________


                                    Baxter Healthcare Corporation

                                    By:_____________________________
                                    Name:___________________________
                                    Title:__________________________


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                                   Exhibit CC

      Baxter shall purchase the Product from PFC *.

            "ASP" means the average selling price of the Product in the Territory expressed in U.S. dollars calculated by dividing the Net Sales to Trade Customer for all countries in the Territory by the total Units sold in the Territory during the relevant Fiscal Year.

            Capitalized terms used herein but not otherwise defined in this Agreement or Exhibit CC shall have the meanings ascribed to them in the Operating Agreement.